Exhibit 99.1

DESCRIPTION OF THE COMMON STOCK

General

The following is a summary of the material rights and privileges of shares of the Common Stock, $0.01 par value per share (the “Common Stock”), of FLIR Systems, Inc., an Oregon corporation (the “Company,” “we,” or “us”), and certain provisions of our second restated articles of incorporation, as amended (the “Articles of Incorporation”), and our fourth restated bylaws as currently in effect (our “Bylaws”) and replaces paragraphs one, two, eight and nine of the Description of Capital of Stock set forth in our 8-A as filed with the Securities and Exchange Commission (the “Commission”) on June 15, 1993, as it may be amended from time to time. The following description does not purport to be complete and is subject to, and qualified in its entirety by, our Articles of Incorporation, a copy of which has been filed as Exhibit 3.1 to our Annual Report on Form 10-K as filed with the Commission on February 27, 2009, as last amended by the Sixth Amendment to our Articles of Incorporation, and our Bylaws, a copy of which has been filed as Exhibit 3.1 to our Annual Report on Form 10-K filed with the Commission on October 24, 2016.

Pursuant to the Articles of Incorporation, our authorized capital stock consists of 510,000,000 shares, with a par value of $0.01 per share, of which 500,000,000 shares are designated as the Common Stock and 10,000,000 shares are designated as preferred stock. On April 30, 2019, we had 135,761,064 shares of the Common Stock issued and outstanding and no shares of our preferred stock issued and outstanding. The number of shares of the Common Stock issued and outstanding varies from time to time.

Voting Rights

Each holder of shares of the Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of shareholders. Except as noted below and in the Articles of Incorporation, the vote of shareholders required to decide any question brought before a shareholder meeting at which a quorum is present is a majority of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the question subject to the shareholder vote. In a contested election of directors, which is an election in which there are more nominees for election than board positions to be filled, directors are elected by the vote of a plurality of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the election of directors. The Oregon Business Corporation Act, as amended to the date of the Registration Statement on Form S-8 to which this description is an exhibit (the “Oregon Business Corporation Act”), requires that any amendments to our Articles of Incorporation must be approved by a majority of votes entitled to be cast on the amendment by any voting group with which the amendment would create dissenters’ rights and the votes required by every other voting group entitled to vote on the amendment. In addition, the Oregon Business Corporation Act requires that the shareholders entitled to vote must approve a plan of conversion of our corporation to another type of entity (such as a limited liability company), any merger or consolidation to which we are a party (other than some parent-subsidiary mergers), any sale of all or substantially all of our assets other than in the usual and regular course of business, or our dissolution as a corporation. Our shareholders do not have cumulative voting rights as to the election of directors.

Dividends

Subject to the preferential rights of any holders of any series of our preferred stock that may be issued in the future, the holders of the Common Stock are entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds.

Liquidation Distributions

Upon our liquidation (voluntary or otherwise), dissolution or winding-up and after payment of all prior claims against our assets and our outstanding obligations and subject to the preferential rights of holders of any series of our preferred stock that may be issued in the future, the holders of the Common Stock will be entitled to receive a distribution (the “Common Adjustment”). Following the payment of the full amount of the liquidation preferences of any series of preferred stock and the Common Adjustment in respect of all outstanding shares of preferred stock and Common Stock, respectively, holders of preferred stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets of the Company to be distributed in the ratio of 100 to 1 with respect to such preferred stock and Common Stock, on a per share basis, respectively.

Preemptive, Conversion, Redemption or Similar Rights

The holders of shares of the Common Stock are not entitled to any preemptive or other first right to acquire any treasury shares or any additional issue of shares of stock or other securities of the Company. The shares of the Common Stock are not subject to conversion or redemption by the Company, and the holders of shares of the Common Stock do not have any right or option to convert such shares into any other security or property of the Company or to cause the Company to redeem such shares of the Common Stock. There are no sinking fund provisions applicable to the Common Stock.

Fully Paid and Nonassessable Shares; No Liability for Corporate Obligations

All of the outstanding shares of the Common Stock are fully paid and nonassessable, which means the holders of the outstanding shares of the Common Stock may not be required to contribute additional amounts of capital or pay additional amounts with respect to such shares of the Common Stock to the Company or be liable for any obligations or liabilities of the Company that the Company may fail to discharge. A share of the Common Stock is fully paid and nonassessable if such share has been issued for consideration legally permissible under the Oregon Business Corporation Act and the board of directors has determined that the consideration received or to be received for shares to be issued is adequate.

Board of Directors

The number of directors of the Company shall be not less than five nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the board of directors. Directors shall be elected at each annual meeting of shareholders for one-year terms expiring at the next succeeding annual meeting of shareholders. The board of directors is not classified. Any director may be removed only for cause at a meeting of shareholders called expressly for that purpose, by the vote of a majority of the shares then outstanding. At any meeting of shareholders at which one or more directors are removed, a majority of the shares then outstanding for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.

Transfer Agent

The Transfer Agent and Registrar for the Company is Computershare.